Exhibit 10









                   THE ENTERGY CORPORATION

       DISCOUNT STOCK PURCHASE PLAN FOR INDIAN POINT 2
                  UWUA BARGAINING EMPLOYEES









                  Effective October 1, 2001

                   THE ENTERGY CORPORATION

       DISCOUNT STOCK PURCHASE PLAN FOR INDIAN POINT 2
                  UWUA BARGAINING EMPLOYEES



                      Table of Contents


Section             Title                                      Page

     1.  Definitions                                             1

     2.  Minimum and Maximum Employee Investment                 3

     3.  Means of Payment of Employee
         Contributions                                           4

     4.  Employer Contributions                                  6

     5.  Purchase of Shares                                      6

     6.  Custody of Shares; Distributions from Accounts          6

     7.  Termination of Status as Employee;
         Leave of Absence                                        8

     8.  Stock Dividends and Stock Splits; Rights
         Offerings; Other Non-Cash Distributions                 9

     9.  Voting of Shares                                        9

    10.  Termination and Modification; Responsibility of
         Company and Plan Administrator                         10

    11.  Administration                                         10

    12.  Expenses of Plan                                       13

    13.  Recoupment of Employer Overpayments                    13

    14.  Agent's Tenure and Responsibility                      13


     1.   Definitions.

     (a) "Account" means a custodian account established with the Agent to hold Shares purchased under the Plan and beneficially owned by an Employee. All investments under the Plan shall be made through the Employee and the Account shall be maintained by Agent in the name of the Employee, regardless of whether individually or jointly owned. An Employee may not have more than one Account. The Employee may request in writing to Agent that distributions from an Employee's Account, whether of cash or Shares, be made jointly to the Employee and the joint owner of such Account. All references in this Plan to distributions to an Employee shall in the case of a jointly owned Account be subject to the preceding sentence.

     (b)  "Agent" means T. Rowe Price Retirement Plan Services,
          Inc. or a successor or successors designated by the Plan Administrator, or its delegee, to serve as Agent under this Plan.

     (c) "Anniversary Date" for any Share or fractional Share held in an Account shall mean, except as otherwise provided in Section 8(a) with respect to stock dividends and stock splits credited to an Employee's Account, the twelve-month anniversary date of the date on which such Share or fractional Share was purchased for such Account.

     (d) Annual Basic Rate of Pay" means in respect of a particular calendar year, 2,080 times an Employee's basic hourly rate in effect at the beginning of such calendar year.

     (e)  "Basic Rate of Pay" means in respect of a particular
          Purchase Period, 80 times an Employee's basic hourly rate in effect at the beginning of such Purchase Period.

     (f) "Beneficiary" means the individual or entity so designated by the Employee, or, if the Employee does not designate a Beneficiary or if the Beneficiary predeceases the Employee, the Beneficiary shall mean the Employee's estate.

     (g) "Company" means Entergy Corporation, a Delaware corporation, and any successor of such corporation as a result of any reorganization or merger.

     (h)  "Con Edison" means Consolidated Edison of New York,
          Inc.

     (i)  "Con Edison Plan" means The Consolidated Edison
          Discount Stock Purchase Plan.

     (j) "Employee" means an hourly-paid regular employee of the Employer who has completed three months of employment as defined in a collective bargaining agreement between the Employer and the Utilities Workers Union of America Local 1-2 at Indian Point Unit 2, which provides for participation in this Plan. "Employee" shall also mean an on-trial employee of the Employer who has completed three months of employment as defined in a collective bargaining agreement between the Employer and the Utilities Workers Union of America Local 1-2 at Indian Point Unit 2, which provides for his participation in the Plan; however, the term "Employee" excludes any person who is included in a unit of employees covered by a collective bargaining agreement which does not provide for his participation in the Plan. A regular or an on-trial employee who was employed by Con Edison immediately prior to September 6, 2001 and who became an Employee under this Plan on September 6, 2001, in accordance with the terms and conditions of the Asset Purchase and Sale Agreement by and between Con Edison and Entergy Nuclear Indian Point 2, LLC, dated as of November 9, 2000, shall receive service credit under this Plan, for participation eligibility purposes, for all service with Con Edison credited to such Employee, for participation eligibility purposes, under the Con Edison Plan immediately prior to September 6, 2001. In addition to satisfying the requirements set forth above, in order to be an "Employee," an individual must have a valid Social Security number on file with the United States Social Security Administration. Notwithstanding any provision to the contrary, while an individual is performing services in one of the following categories, he shall not be an "Employee":

          (i)  an individual who is classified by the
               Employer as employed on a temporary basis, regardless of how long the individual actually works for the Employer;

          (ii) an individual who is classified by the Employer as an independent contractor, as evidenced by its failure to withhold taxes from his compensation, even if the individual really is the Employer's common-law employee;

          (iii)an individual who is working for a third party other than the Employer providing goods or services (including temporary employee services) to the Employer whom the Employer does not regard to be its common law employee, as evidenced by its failure to withhold taxes from his compensation, even if the individual really is the Employer's common-law employee;

          (iv) an individual who is classified by the Employer as a leased employee, or who is determined to be a Leased Employee;

          (v) an individual who agreed orally or in writing to be ineligible for participation in the Plan or the employee benefits provided by the Employer; and

          (vi) an individual excluded from being an Employee by any other Plan provision.

          In the event any individual who has not been treated as an Employee for purposes of the Plan is reclassified as an Employee on a retroactive basis, such individual shall not be treated as an Employee for purposes of the Plan for any period prior to the date he is so reclassified and is extended by the Employer the opportunity to be an Employee.

     (k)  "Employer" means Entergy Nuclear Operations, Inc., a
          Delaware corporation.

     (l) "Investment Funds" means all funds received by the Agent pursuant to Sections 3(a), 3(b), 4(a) and 4(b), plus the amount of all cash dividends received by the Agent, other than dividends which are to be distributed to Employees in accordance with instructions pursuant to
          Section 3(c).

     (m)  "Plan" means the Entergy Corporation Discount Stock
          Purchase Plan for Indian Point 2 UWUA Bargaining Employees, as now or hereafter in effect.

     (n) "Plan Administrator" means the Personnel Committee of the Board of Directors of the Company, or any successor thereto, or such other committee as determined by the Board of Directors of the Company.

     (o)  "Purchase Period" means the bi-weekly payroll period.

     (p) "Shares" means shares of Common Stock of the Company and includes both full and fractional Shares unless otherwise specified.

     (q) "Share Price" for any Purchase Period means the cost, exclusive of brokerage commissions and other expenses of purchase, of the Shares purchased by the Agent on behalf of an Employee pursuant to Section 5 during such Purchase Period.

2.   Minimum and Maximum Employee Investment.

     (a) With respect to a particular Purchase Period, and subject to Section 6(e), an Employee may invest in the purchase of Shares pursuant to the Plan a specific dollar amount not less than $4 a Purchase Period and not in excess of 20% of such Employee's Basic Rate of Pay for the applicable Purchase Period; provided, however, that amounts invested pursuant to Sections 3(b) and 3(c) shall not be subject to this maximum Purchase Period limitation. Subject to the foregoing limitations, an Employee shall be required to specify to the Agent the dollar amount of his investment election with respect to the applicable Purchase Period.

     (b)  In addition to the limitations set forth in Section
          2(a), with respect to a particular calendar year, and subject to Section 6(e), the combined amount an Employee may invest in the purchase of Shares pursuant to Sections 3(a) and 3(b) of the Plan may not exceed 20% of such Employee's Annual Basic Rate of Pay for the applicable calendar year.

     (c) If at any time it is discovered that an Employee has invested in any Purchase Period an amount in excess of the maximum investment permitted by this Section 2 for such Employee in such Purchase Period or in such calendar year, then the maximum investment permitted for such Employee shall thereafter be reduced by subtracting the amount of such excess from the maximum amount which such Employee would otherwise be permitted to invest in the Purchase Period or Periods next following such discovery, until the aggregate of such reductions shall equal the amount of such excess. In any such case the Employee involved shall be notified by Agent and requested to appropriately restrict or suspend his or her investments under the Plan during such Purchase Period or Periods. If an Employee repeatedly exceeds the limitations of this Section 2, the Plan Administrator may, in its sole discretion, suspend the eligibility of such Employee for such period as the Plan Administrator, in its sole discretion, may determine. Any such suspension shall have the same effect as a period of ineligibility pursuant to Section 6(e).

3.   Means of Payment of Employee Contributions.

     Subject to the limitations of Section 2, an Employee may provide funds for the purchase of Shares under the Plan by any one or more of the following methods:

     (a) Payroll Deductions. An Employee may, by interactive voice response ("IVR") or by such other procedures as may be developed by Agent and made available to Employees from time to time, authorize Employer payroll deductions to be made which are within the limitations set forth in Section 2(a). For those individuals who are Employees on October 1, 2001, payroll deductions elected prior to October 1, 2001 shall commence with respect to the first Purchase Period beginning on or after October 1, 2001. With respect to individuals who do not become Employees until after October 1, 2001, payroll deductions shall commence with respect to the first Purchase Period beginning not less than 15 days after receipt by Agent of such authorization. Payroll deductions elected by the Employee shall continue for successive Purchase Periods until such Employee instructs the Agent, by IVR or by such other procedures as may be developed by Agent and made available to Employees from time to time, to make no further deductions or until such Employee's participation in the Plan shall be suspended under the provisions of
          Section 2(c), 6(e) or 7(b), or until his or her status as an Employee ceases, whichever shall first occur. An Employee may change the rate of or terminate his or her payroll deductions, but no such change or termination shall be effective until the first Purchase Period beginning not less than 15 days after Employee instructs the Agent, by IVR or by such other procedures as may be developed by Agent and made available to Employees from time to time, of such change or termination. The Employer shall pay over the amount of each payroll deduction so authorized to the Agent, for the Account of the Employee, within five business days after the date such amount would otherwise have been payable to such Employee.

     (b) Cash Payments. From time to time, but not more frequently than once during each Purchase Period, an Employee may instruct the Agent, by IVR or by such other procedures as may be developed by Agent and made available to Employees from time to time, to contribute to the Plan by payroll deduction, an additional dollar amount (which together with the payroll deduction amount authorized pursuant to Section 3(a) is within the maximum contribution limitation set forth in Section 2(b)) for the purchase of Shares. In addition to the contribution limitations set forth above, the aggregate dollar amount that an Employee may elect to contribute under this Section 3(b) during any Purchase Period may not exceed $1,000.

     (c) Dividend Reinvestment. Unless the Employee otherwise instructs the Agent, the Agent shall apply dividends received with respect to Shares held in his or her Account to the purchase of additional Shares. However, the Employee may instruct the Agent, by IVR or by such other procedures as may be developed by Agent and made available to Employees from time to time, to distribute to the Employee any such dividends received by the Agent for which the record date has not occurred prior to the Agent's receipt of such instructions. Any dividends covered by such instructions shall be distributed by the Agent to such Employee as promptly as practicable. Such instructions shall be revocable by the Employee, effective with respect to any dividends for which the record date has not occurred prior to the Agent's receipt of such revocation.

     (d) There shall be no payment or accrual of interest with respect to payments under the foregoing Sections 3(a), (b) and (c), while held by the Employer or by the Agent, or otherwise.




4.   Employer Contributions.

     (a) At the time the Employer pays over to the Agent any amount for the Account of an Employee pursuant to Sections 3(a) and 3(b), the Employer shall concurrently pay over to the Agent for the Account of such Employee an additional amount equal to one-ninth (1/9th) of the amount so provided by such Employee.

     (b) Not less than 10 business days after each dividend record date with respect to Shares, the Agent shall advise the Employer of the amount of dividends to be received by the Agent for the Account of each Employee on the corresponding dividend payment date, excluding those dividends for which the Agent has received instructions pursuant to Section 3(c). On such dividend payment date the Employer shall pay over to the Agent, for the Account of each such Employee, an amount equal to one-ninth (1/9th) of the amount of such dividends to be received by the Agent on such date for such Account.

     (c) The Employer shall, promptly upon request by the Agent, reimburse or provide funds to the Agent for the payment of brokerage commissions and other reasonable expenses of purchase incurred by the Agent pursuant to Section 5.

5.   Purchase of Shares.

     As and when Investment Funds are received by it, the Agent shall promptly apply the same to the purchase, in one or more transactions, of the maximum number of whole Shares obtainable at then prevailing prices, exclusive of brokerage commissions and other expenses of purchase. Such purchases may be made on any securities exchange where Shares are traded, in the over-the-counter market, or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent may determine to be in the best interest of the Employees participating in the Plan. The Agent shall complete such purchases as soon as practical after receipt of such funds, having due regard for any applicable requirements of law affecting the timing or manner of such purchases.

6.   Custody of Shares; Distributions from Accounts.

     (a) The Shares purchased under the Plan shall be held in the name and custody of the Agent or a nominee. Promptly after the end of each calendar quarter, the Agent shall mail a statement of account to each participating Employee, showing (i) the number and (ii) Share Price of any additional Shares purchased and allocated to such Employee's Account with respect to each Purchase Period during such calendar quarter, (iii) the total amount of Investment Funds applied to the purchase of Shares for such Account for each Purchase Period during such calendar quarter (i.e., the product of items (i) and (ii) for each Purchase Period),
          (iv) the aggregate number of Shares held in such Account as of the end of such calendar quarter; (v) the number of Shares distributed or sold from such Account during such calendar quarter pursuant to Section 6(b), and (vi) the aggregate number of Shares held in such Account as of the end of such calendar quarter for which the Anniversary Date will have occurred.

     (b) By IVR or by such other procedures as may be developed by Agent and made available to Employees from time to time, an Employee may at any time direct that:

          (i) Certificates for some or all of the full Shares in his or her Account be distributed to such Employee; or

          (ii) Some or all of the Shares in his or her Account, both full Shares and any fractional Shares, be sold, and the resulting cash proceeds be distributed to such Employee.

          In any such event, promptly after receipt of such directions by the Agent, such distribution, or sale and distribution, shall be made by the Agent, whose judgment as to the terms of any such sale shall be conclusive and binding. All cash distributions, whether in respect of sales of full Shares or fractional Shares, shall be net of any brokerage commissions, transfer taxes, required federal tax withholdings, and service charges incurred in connection with such sales.

     (c) Neither Shares held in an Account may be assigned, pledged or hypothecated prior to distribution from such Account of the related Share certificates nor may any interest of an Employee in or under the Plan be assigned, pledged or hypothecated.

     (d)  All Share certificates distributed pursuant to this
          Section 6 shall be in the name of the respective Employee; provided, however, that in accordance with Section 1(a), the Employee may request in writing to Agent that distributions from an Employee's Account, whether of cash or Shares, be made jointly to the Employee and the joint owner of such Account.

     (e) Subject to Section 13(c), an Employee participating in the Plan shall at all times have the right to have all of the Shares in his or her Account distributed or sold in accordance with Section 6(b). However, if an Employee shall direct that a Share or fractional Share in his or her Account be so distributed or sold prior to the Anniversary Date of such Share or fractional Share, such Employee shall thereafter be ineligible (effective as of the first day of the Purchase Period next succeeding such distribution or sale) to make further investments under the Plan until the Anniversary Date of the most recently acquired Share or fractional Share sold or distributed from such Employee's Account pursuant to Section 6(b) shall occur. In the event of such ineligibility:

          (i) Any authorization for payroll deductions given by such Employee pursuant to Section 3(a) and 3(b) shall thereupon be revoked, and such Employee shall be deemed to have given instructions to distribute dividends pursuant to Section 3(c); and

          (ii) Any full or fractional Shares remaining in such Employee's Account shall remain in such Account unless and until disposed of in accordance with Section 6(b), 7(a) or 13.

          The Employee may conclusively rely on the statement furnished by the Agent pursuant to
          Section 6(a), for the purpose of determining the number of Shares in such Employee's Account for which the Anniversary Date has occurred. Any direction for the sale or distribution of Shares pursuant to Section 6(b) shall be satisfied first from those Shares in such Account for which the Anniversary Date has at the time occurred, unless the Employee otherwise expressly directs. Upon application by an Employee, the Plan Administrator may, for good cause shown, waive all or any part of any period of ineligibility which would otherwise result under this Section 6(e) from a sale or distribution of a specified Share or Shares from such Employee's Account. Such waiver shall be within the sole discretion of the Plan Administrator, the decision of which shall be final.

7.   Termination of Status as Employee; Leave of Absence.

     (a) Subject to Section 1(a), when an Employee's status as an Employee ceases, any fractional Share in such Employee's Account shall be sold and the proceeds thereof, together with all full Shares in such Employee's Account, shall be distributed to such Employee (or in the event of death or incapacity, to his or her Beneficiary or legal representative, as applicable), without the necessity of any request by or on behalf of the Employee under Section 6(b), as promptly as practicable after receipt by the Agent of notice of such change of status, unless the Agent receives, within thirty days after such change of status and prior to any such distribution, an election by such former Employee (or his or her Beneficiary or legal representative as aforesaid), by IVR or by such other procedures as may be developed by Agent and made available from time to time, to have such full Shares sold and the resulting cash proceeds distributed. The judgment of the Agent as to the terms of any such sale shall be conclusive and binding. All cash distributions, whether in respect of sale of full Shares or fractional Shares, shall be net of any brokerage or commissions, transfer taxes, required federal tax withholdings and service charges incurred in connection with such sales.

     (b) An Employee on a leave of absence shall be ineligible (effective as of the first day of the first Purchase Period beginning during such leave of absence) to make further investments under the Plan until the termination of such leave of absence. Such ineligibility shall have the same effects as a period of ineligibility arising under Section 6(e).

8.   Stock Dividends and Stock Splits; Rights Offerings;
     Other Non-Cash Distributions.

     (a) Any Shares received as stock dividends or split shares distributed by the Company on full or fractional Shares held in the Plan for an Employee will be credited to the Employee's Account. The Anniversary Date of any Share so received shall be the twelve-month anniversary date of the date on which such stock dividend or split is received by the Agent.

     (b) If the Company should determine to offer securities through the issuance of rights to subscribe, warrants representing the rights on all Shares registered in the name of the Agent (or a nominee) will be issued to the Agent. Except as provided in the last three sentences of this
          Section 8(b), the Agent shall sell such rights and distribute the proceeds among the Employees in proportion to the full and fractional Shares held in each Employee's Account on the record date for such rights. Any Employee who wishes to exercise subscription rights on his Plan Shares shall, prior to the record date for any such rights, advise the Agent, by IVR or by such other procedures as may be developed by Agent and made available from time to time, of such desire and make arrangements, satisfactory to the Employer and the Agent, to provide the Agent with funds to exercise such rights. Any Shares so purchased shall be added to such Employee's Account and any other securities so purchased shall be delivered to such Employee. No contribution shall be made under the Plan by the Employer in connection with any such exercise of rights.

     (c) Any non-cash distribution which the Company may make in respect of Shares held by the Agent for the Accounts of Employees, except a distribution subject to Section 8(a) or 8(b), shall, to the extent practicable, be distributed in kind to the Employees in proportion to the respective numbers of Shares in their Accounts. To the extent that such a distribution in kind is not practicable, such non-cash distribution shall be sold and the proceeds distributed in like manner.

9.   Voting of Shares.

     Each Employee shall be entitled to direct the Agent as to the manner in which any Shares held in such Employee's Account are to be voted and appropriate procedures shall be established to enable the Employee to exercise such right. The Company shall provide to each Employee for whose account Shares are held under the Plan a copy of all proxy statements and annual, quarterly and other reports distributed by the Company to holders of record of Shares.

10. Termination and Modification; Responsibility of Company and Plan Administrator.

     (a) The Plan Administrator shall have the power to suspend, terminate, amend or otherwise modify the Plan; provided, however, that no such suspension, termination, amendment or modification shall restrict the right of any Employee to withdraw all full Shares held in his or her Account, and to receive the net proceeds, after expenses of sale, of any fractional Share held in such Account. All participating Employees shall be given notice of any such suspension, termination, amendment or modification at least 30 days prior to the effective date thereof. Termination of the Plan shall have the same effects, with respect to each Employee, as are provided for in Section 7(a) in the event of termination of such Employee's status as an Employee.

     (b)  Neither the Company, the Employer nor the Plan
          Administrator shall be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim for delay in paying funds over to the Agent for the Account of an Employee.

11.  Administration.

     (a) Committee. The Plan shall be administered by the Personnel Committee or any successor thereto, or such other committee as determined by the Board of Directors of the Company (the "Committee").

     (b) Powers of Committee. In addition to all other powers and responsibilities specifically set forth in the Plan and vested in the Committee, the Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of this Plan:

          (i)  To interpret the Plan, subject to the terms of Section
               11(d);

          (ii) To prescribe, amend and rescind rules and regulations relating to the Plan, subject to the terms of Section 11(d);

     (c) Delegation of Duties. The Committee may delegate to one or more of its members or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ attorneys, consultants, accountants or other persons and the Committee, the Company, the Employer, and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons.

     (d)  Interpretations.  All  actions   taken   and   all
          interpretations and determinations made by the Committee in good faith shall be final and binding upon all Employees, the Company, the Employer and all other interested persons. No member or agent of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members and agents of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations it deems necessary or advisable for the administration of the Plan.

     (e) Reliance on Reports and Certificates. The Committee may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by Agent, and by an accountant, counsel or other person who may from time to time be employed or engaged for such purposes.

     (f) Claims Administration. The Committee may appoint and, in its sole discretion, remove a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Plan in accordance with its terms, and, pursuant to Section 11(c), such delegees shall have all powers, authority, and discretion necessary or proper for such purpose. In the absence of such appointment, the Committee shall be the Claims Administrator and Claims Appeal Administrator.

     (g) Filing Benefit Claims. Any claim asserting entitlement to a benefit under the Plan must be asserted within ninety
          (90) days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator. The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits. If the claim is granted, the claimant will be so notified in writing by the Claims Administrator.

     (h)  Denial or Partial Denial of Benefit Claims.  If the
          Claims Administrator denies a claim for benefits in whole or part, the Claims Administrator shall notify the claimant in writing of the decision within ninety (90) days after the claim has been received by the Claims Administrator. In the Claim Administrator's sole discretion, the Claims Administrator may extend the time to decide the claim for an additional ninety (90) days, by giving written notice of the need for such an extension any time prior to the expiration of the initial ninety-day period. The Claims Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s)
          employed or compensated by the Plan.   If the claim is
          denied or partially denied, the Claims Administrator shall provide the claimant with written notice stating:

          (i)  the specific reasons for the denial of the claim
               (including the facts upon which the denial was based) and reference to any pertinent plan provisions on which the denial is based;

          (ii) if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

          (iii)an explanation of the claims review appeal procedure including the name and address of the person or Committee to whom any appeal should be directed.

     (i) Appeal of Claims That Are Denied or Partially Denied. The claimant may request review of the Claims Administrator's denial or partial denial of a claim for Plan benefits. Such request must be made in writing within 60 days after claimant has received notice of the Claims Administrator's decision and shall include with the written request for an appeal any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits. The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator.

     (j)  The Appeal Process.  The Claims Administrator will
          submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim. Within sixty (60) days after the receipt of claimant's appeal, claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator's sole discretion, circumstances require an extension of this period for up to an additional sixty (60) days. If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial sixty-day period. During the appeal, the Claims Appeal Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s)
          employed or compensated by the Plan.   The final decision of
          the Claims Appeal Administrator shall set forth in writing the facts and plan provisions upon which the decision is based. All decisions of the Claims Appeal Administrator are final and binding on all Employees, their beneficiaries, or other claimants.

     (k) Judicial Proceedings for Benefits. No claimant may file suit in court to obtain benefits under the Plan without first completely exhausting all stages of this claims review process. In any event, no legal action seeking Plan benefits may be commenced or maintained against the Plan more than ninety (90) days after the Claims Appeal
          Administrator's decision on appeal.

12.  Expenses of Plan.

     Except as otherwise provided in the Plan, the Employer shall pay all expenses in connection with administration of the Plan, including, without limitation, the fees and expenses of the Agent.

13.  Recoupment of Employer Overpayments.

     Notwithstanding anything in this Plan to the contrary, if at any time it is discovered that through error, inadvertence, mistake or for any other reason, the Employer has paid over to the Agent for the Account of an Employee an amount which is in excess of the amount which should have been paid over for such Account, pursuant to Section 4(a) and 4(b), or if it shall be discovered that an amount paid over to the Agent pursuant to Section 3(a) or 3(b) was in excess of the pay due such Employee (net of all other deductions) from which such amount was to have been deducted, and if such overpayment shall be discovered and notice given to the Agent prior to the application of such overpayment by the Agent to the purchase of Shares, the Agent shall promptly return the amount of such overpayment to the Employer.

14.  Agent's Tenure and Responsibility.

     (a) The Agent may resign at any time by delivering its written resignation to the Plan Administrator, and the Plan Administrator may remove the Agent at any time by delivering to the Agent a written notice of removal; provided that such resignation or removal shall not take effect until the effective date of appointment of a successor Agent. A successor Agent may be appointed by the Plan Administrator upon 30 days notice to the participating Employees and the incumbent Agent. Each participating Employee shall be deemed to have consented to such appointment unless such Employee directs, pursuant to Section 6(b), a distribution or sale of all shares in such Employee's Account prior to the effective date of such appointment. If no successor Agent shall be appointed within 90 days of delivery of the Agent's resignation or notice of removal, the Plan shall terminate.

     (b) The agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims with respect to the prices at which Shares are purchased or sold for Employees' Accounts.

IN  WITNESS  WHEREOF, Entergy Corporation  has  caused  this instrument  to  be executed, in multiple originals,  by  its
duly   authorized  representative  on  this   ___   day   of
September, 2001, but effective as of October 1, 2000.


                              ENTERGY CORPORATION
                              through the undersigned duly
                              authorized representative


                              By:___________________________
                                   WILLIAM E. MADISON
                                   Senior Vice-President,
                                   Human Resources &
                                   Administration
                                   Entergy Services, Inc.